                                                                    Exhibit 6.34
                           EL DORADO HILLS, CALIFORNIA
                        RENTAL AGREEMENT - MONTH TO MONTH


     This AGREEMENT, made and entered into on the date signed by all parties to the AGREEMENT, is between Food Extrusion, Inc., as Lessee and James W. Cameron, Jr., as Lessor.

1.    DESCRIPTION.

      Lessor hereby leases to Lessee, upon the terms and conditions herein set forth, vacant warehouse space of 3,000 square feet, approximately 100 feet by 30 feet, located at the west side of a vacant larger warehouse space at Suite 130, 4925 Robert J. Mathews Parkway, El Dorado Hills, California (see attached Exhibit "A" for approximate location).

2.    TERM.

      The term of this Lease shall be Month to Month, commencing on January 5, 1998 and continuing until one of the parties to this Rental Agreement gives, in writing to the other party, thirty (30) days written notice terminating the Rental Agreement period and this Lease.

3.    RENT

      Lessee shall pay to Lessor, with checks made out and mailed to Cameron and Associates, 629 "J" Street, Sacramento, California 95814, the sum of $1,000 per month in advance on the first day of each and every month. Upon execution of this Rental Agreement, Lessee shall pay a prorated amount of rent for the 27 days remaining in January, the sum of $870.97. In the event the rent is not received by Lessor within five (5) calendar days after it has become due, a late charge of ten percent (10%) of the amount due shall become due and payable with the monthly rent.

4.    SECURITY DEPOSIT.

      Lessee agrees to pay upon execution of this Rental Agreement, in addition to rent, a Security Deposit of S1,000.00. This deposit will not be held by Lessor in a separate account and will not draw interest to the benefit of Lessee. This deposit shall be returned to Lessee by Lessor upon the full performance of the terms and conditions of this Rental Agreement at the time 30 days after notice of cancellation of this Rental Agreement and after surrender of possession by Lessee, with the premises clean and in good order, condition and repair.

5.    USE.

      Lessee shall use the premises for "dead storage" warehousing. Lessor shall provide no electrical or other utilities, and no rest room facilities. Lessee shall obtain from Lessor prior written approval of any Lessee-installed improvements. In connection with his use of and activities in and about the premises Lessee, at his expense, will comply, and will cause his employees, agents, and invitees to comply, with all applicable laws and ordinances, with all applicable rules and regulations of governmental agencies, and Lessee will conduct himself or cause his employees, agents, and invitees, to conduct themselves, with full regard for the rights, convenience and welfare of all other Lessees within the area of the premises. Lessee specifically agrees that no outside storage is to be allowed for any reason. Lessee is responsible for removal from and disposition off site of all trash generated by Lessee.

6.    INDEMNITY- INSURANCE.

      Indemnification. Lessee agrees to hold Lessor harmless from and defend Lessor against any and all claims or liability for any injury or damage to any person or property whatsoever (1) occurring in, on or about the premises or any part thereof; and (2) occurring in, on, or about any facilities/premises the use of which Lessee may have in conjunction with other Lessees of Cameron Business Center, in El Dorado Hills Business Park, California, when such injury or damage shall be caused in part or in whole by the act, negligence, or fault of or omission of, any duty with respect to Lessee, his agents, servants, or employees. Lessee shall name Lessor as an "additional insured" on Lessee's liability policy and shall provide evidence thereof to Lessor at Lessee's expense.

7.    ASSIGNMENT AND SUBLEASE.

      Lessee shall not let or sublet all or any portion of the premises nor assign this Rental Agreement or any interest without the prior written consent of Lessor.

8.    ABANDONMENT OF LEASE.

      In the event Lessee should abandon or vacate the premises, Lessor may at its option terminate this Rental Agreement, re-enter the Suite and remove and dispose of all property thereon without liability to Lessor.

9.    ATTORNEYS FEES.

      The prevailing party may recover from the other party his costs and attorney's fees of any action brought by either party to enforce any terms of this Rental Agreement or to recover possession of the space rented.

10.   ENTRY BY LANDLORD.

      Lessee recognizes that Lessor shall continue to lease the premises to other parties for longer period of time than this Agreement provides. Without Lessee's permission, Lessor, or Lessor's agents shall be permitted to inspect, and to show the premises to prospective lessees or purchasers.

11.   TIME IS OF THE ESSENCE.

      Time is of the essence of this Agreement.

12.   ENTIRE AGREEMENT.

      This Rental Agreement contains the complete agreement between Lessee and Lessor.


LESSEE:  Food Extrusion, Inc.                 LESSOR:  James W. Cameron, Jr.
                                              /s/ James W. Cameron, Jr.
/s/Ike Lynch                                  /s/by Clark M. Cameron
signature                                     signature his attorney in fact

12/15/97                                      12/22/97